Evoqua Water Technologies Reports Fourth Quarter and Full Year 2022 Results
Fourth Quarter 2022 Financial Highlights:
•Revenue of $504.8 million, an increase of 18.5% compared to the prior year period; organic revenue growth of 8.7%
•Net income of $41.3 million, an increase of 53.5% compared to the prior year period
•Adjusted EBITDA of $93.2 million, an increase of 13.8% compared to the prior year period

Full Year 2022 Financial Highlights:
•Revenue of $1.74 billion, an increase of 18.6% compared to the prior year period; organic revenue growth of 10.2%
•Net income of $72.3 million, an increase of 39.8% compared to the prior year period
•Adjusted EBITDA of $297.7 million, an increase of 18.7% compared to the prior year period

PITTSBURGH -- Evoqua Water Technologies (NYSE:AQUA), an industry leader in mission-critical water treatment solutions, today reported results for its fourth quarter and fiscal year ended September 30, 2022.
Revenue for the fourth quarter of fiscal year 2022 was $504.8 million, compared to $426.0 million in the prior year period, an increase of 18.5%, or $78.8 million. Organic revenue growth contributed 8.7%, or $37.0 million, driven by favorable price realization and higher volume for products and services across most product lines and regions. Inorganic revenue contributed $49.3 million, primarily related to our acquisition of the Mar Cor business on January 3, 2022. Revenue was unfavorably impacted by $7.5 million in the period related to foreign currency translation. Net income for the quarter was $41.3 million, resulting in diluted earnings per share (“EPS”) of $0.33, as compared to net income of $26.9 million and diluted EPS of $0.22 in the prior year period. The increase in net income of 53.5%, or $14.4 million, was favorably impacted by a non-cash benefit of $17.3 million associated with the release of a tax valuation allowance, as well as increased operational volume. These benefits were partially offset by increased operating expenses, primarily due to higher wages and other costs associated with acquisitions and inflation, as well as higher non-cash foreign currency translation losses as compared to the prior period. Adjusted EBITDA for the quarter was $93.2 million, as compared to $81.9 million in the prior year period, an increase of 13.8%, or $11.3 million. See the “Use of Non-GAAP Measures” section below for additional information regarding adjusted EBITDA.

Revenue for the fiscal year 2022 was $1.74 billion, compared to $1.46 billion in the prior year period, an increase of 18.6%, or $272.7 million. Organic revenue growth contributed 10.2%, or $149.4 million, driven by favorable price realization and higher volume for products and services across most product lines and all regions. Inorganic revenue contributed $137.1 million, primarily related to our acquisition of the Mar Cor business on January 3, 2022. Revenue was unfavorably impacted by $13.8 million in the year related to foreign currency translation. Net income for the year was $72.3 million, resulting in diluted earnings per share (“EPS”) of $0.58, as compared to net income of $51.7 million and diluted EPS of $0.42 in the prior year. The increase in net income of 39.8%, or $20.6 million, was favorably impacted by a non-cash benefit of $17.3 million associated with the release of a tax valuation allowance, as well as increased operational volume. These benefits were partially offset by increased operating expenses, primarily due to higher wages and salaries and other costs associated with acquisitions and inflation, as well as non-cash foreign currency translation losses of $18.7 million in the current year, compared to foreign currency translation gains of $0.9 million in the prior year, mostly related to intercompany loans. Adjusted EBITDA for the year was $297.7 million, as compared to $250.9 million in the prior year period, an increase of 18.7%, or $46.8 million. See the “Use of Non-GAAP Measures” section below for additional information regarding adjusted EBITDA.

“We completed another strong fiscal year with outstanding fourth quarter results. Our team executed well delivering revenue growth of approximately 19% for both the fourth quarter and full year. Demand continues to be strong across multiple end markets generating organic revenue growth of approximately 10% for the fiscal year and 9% for the fourth quarter. Acquisition integrations continue to be favorable, and our team is efficiently managing supply chain challenges. Adjusted EBITDA grew by almost 19% to $298 million for the full year, while margin remained flat versus prior year, despite inflationary challenges. We are also pleased to again report a positive price/cost ratio for the fourth quarter and for the full year,” said Mr. Ron Keating, Evoqua’s CEO.

Mr. Keating continued, “Cash flow generation remains a key priority, and we were very pleased with our results. We again delivered improvements in operating cash, adjusted free cash flow, liquidity, and our net debt leverage. As we enter fiscal 2023, we expect to maintain a solid and flexible balance sheet to support continued organic and inorganic growth investments. We delivered on two fiscal 2022 goals of exceeding 55% water reuse in our top ten facilities and reducing our safety incident rate across the company from the prior year.”

Mr. Keating closed, “We enter the new year with a healthy backlog following our second consecutive year with a book-to-bill ratio of approximately 1.1. We continue to see significant growth opportunities, both organic and inorganic, and will closely monitor our pipeline to respond quickly to changes in our markets and incoming order rates. Our diverse end markets should minimize the effects of economic uncertainty, giving us a balanced outlook for the full year. For fiscal 2023, we expect revenues to be $1.81 to $1.89 billion and adjusted EBITDA to be $310 to $330 million for year-over-year growth of approximately 4% to 9% and approximately 4% to 11%, respectively.”

Fourth Quarter Segment Results
Evoqua has two reportable operating segments - Integrated Solutions and Services and Applied Product Technologies. The results of our segments for the fourth quarter are as follows:
Integrated Solutions and Services
Segment revenue increased by $65.8 million, or 23.4%, to $347.2 million in the fourth quarter of fiscal 2022, as compared to $281.4 million in the prior year period.
•Aftermarket and service revenue increased by $28.3 million and $27.0 million, respectively, driven by contributions from acquisitions, favorable pricing and growth across most end markets.
•Capital revenue increased by $10.5 million driven by contributions from acquisitions that were slightly offset by a decline in volume in the chemical processing industry related to the timing of completion of projects.
Operating profit decreased by $0.1 million, or 0.2%, to $52.3 million in the fourth quarter of fiscal 2022, as compared to $52.4 million in the prior year period.
•Segment profitability increased by $8.6 million due to increased sales volume, favorable price/cost, and mix.
•Higher employee related expenses decreased segment profitability by $4.6 million while increased travel and other discretionary spending also impacted profitability by $0.7 million.
•Higher depreciation and amortization expense impacted segment operating profit by $0.6 million.
•Higher restructuring and other non-recurring expense, primarily associated with acquisition integrations, decreased segment operating profit by $2.8 million.
Segment adjusted EBITDA increased by $7.1 million, or 10.1%, to $77.6 million in the fourth quarter of fiscal 2022, as compared to $70.5 million in the prior year period. The increase in segment adjusted EBITDA resulted from the same factors that impacted operating profit, other than the change in depreciation and amortization. Segment adjusted EBITDA also excludes restructuring and other non-recurring activity recognized in the period. See the “Use of Non-GAAP Measures” section below for a reconciliation of segment adjusted EBITDA to segment operating profit.
Applied Product Technologies
Segment revenue increased by $13.0 million, or 9.0%, to $157.6 million in the fourth quarter of fiscal 2022, as compared to $144.6 million in the prior year period.
•Revenue increased in the Asia and Americas regions across multiple product lines, driven by favorable pricing and higher volume.
•Foreign currency translation unfavorably impacted revenue by $6.9 million, primarily in the EMEA region.
Operating profit increased by $5.0 million, or 17.4%, to $33.7 million for the fourth quarter of fiscal 2022, as compared to $28.7 million in the prior year period.
•Segment profitability increased by $7.4 million due to favorable price/cost and increased revenue volume, partially offset by unfavorable operational variances associated with supply chain challenges.
•Higher employee related expenses reduced segment profitability by $1.2 million driven by higher labor costs and increased travel spending.
•Foreign currency translation unfavorably impacted segment profitability by $1.6 million.
•Lower depreciation and amortization expense increased operating profit by $0.2 million.
•Lower restructuring and other non-recurring costs also increased operating profit by $0.2 million.
Segment adjusted EBITDA increased by $4.6 million, or 13.9%, to $37.7 million in the fourth quarter of fiscal 2022, as compared to $33.1 million in the prior year period. The change in segment adjusted EBITDA was driven by the same factors that impacted segment operating profit, other than the change in depreciation and amortization. Segment adjusted EBITDA also excludes restructuring and other non-recurring activity. See the “Use of Non-GAAP Measures” section below for a reconciliation of segment adjusted EBITDA to segment operating profit.

Fourth Quarter Earnings Call and Webcast
The Company will hold its fourth quarter fiscal 2022 earnings conference call Tuesday, November 15, 2022, at 10:00 a.m. E.T. The live audio webcast and presentation slides for the call will be accessible via Evoqua’s Investor Relations website, http://aqua.evoqua.com/.
Participant Details
Dial-In Numbers:
Toll Free US: 800-225-9448
International: +1 203-518-9708
Conference ID: AQUAQ4

The link to the webcast replay as well as the presentation slides will also be posted on Evoqua’s Investor Relations website.

Replay details:
Dial-In-Numbers:
US Toll Free Phone #: 800-934-3638
International Phone #: +1 402-220-1150
(Conference ID is not needed to access replay)

Replay available: Beginning 1:00 p.m. E.T. on November 15 until 11:59 p.m. ET on January 15, 2023.

Webcast Audience URL:
https://event.on24.com/wcc/r/3979139/F3ACF27A5F3A6FF7E90D300D0DDFA59B

Dissemination of Company Information
The Company intends to make future announcements regarding developments and financial performance through the Investor Relations section of its website, http://aqua.evoqua.com, as well as through press releases, filings with the Securities and Exchange Commission (the “SEC”), conference calls and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website into this press release.
About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission critical water and wastewater treatment solutions, offering a broad portfolio of products, services, and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 150 locations across nine countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.
Non-GAAP Financial Measures
This press release contains reference to adjusted EBITDA, a financial measure that is not calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). This non-GAAP financial measure is provided as additional information for investors. We believe this non-GAAP financial measure is helpful to management and investors in highlighting trends in our operating results and provide greater clarity and comparability period over period to management and our investors regarding the operational impact of long-term strategic decisions relating to capital structure, the tax jurisdictions in which we operate and capital investments. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Use of Non-GAAP Measures” section below.
With respect to forward-looking guidance provided in this press release, we have not presented a quantitative reconciliation of the forward-looking non-GAAP financial measure adjusted EBITDA to its most directly comparable GAAP financial measure because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of, and the periods in which, such items, including foreign exchange impact and certain expenses for which we adjust, may be recognized. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “progress,” “potential,” “predict,” “projection,” “seek,” “should,” “will,” or “would” or the negative thereof or other variations thereon or comparable terminology. All of these forward-looking statements are based on our current expectations, assumptions, estimates, and projections. While we believe these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance, or achievements to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among other things, material, freight, and labor inflation, commodity and component availability constraints, and disruptions in global supply chains and transportation services; general global economic and business conditions, including the impacts of rising interest rates, recessionary conditions, geopolitical conflicts, such as the conflict between Russia and Ukraine and tensions between China and the U.S., and the COVID-19 pandemic; our ability to execute projects on budget and on schedule; the potential for us to incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees; our ability to meet our own and our customers’ safety standards; failure to effectively treat emerging contaminants; our ability to continue to develop or acquire new products, services and solutions that allow us to compete successfully in our markets; our ability to implement our growth strategy, including acquisitions, and our ability to identify suitable acquisition targets; our ability to operate or integrate any acquired businesses, assets or product lines profitably; our ability to achieve the expected benefits of our restructuring actions; delays in enactment or repeals of environmental laws and regulations; the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials; our ability to retain our senior management, skilled technical, engineering, sales, and other key personnel and to attract and retain key talent in increasingly competitive labor markets; risks associated with international sales and operations; our ability to adequately protect our intellectual property from third-party infringement; risks related to our contracts with federal, state, and local governments, including risk of termination or modification prior to completion; risks associated with product defects and unanticipated or improper use of our products; our ability to accurately predict the timing of contract awards; risks related to our substantial indebtedness; our increasing dependence on the continuous and reliable operation of our information technology systems; risks related to foreign, federal, state and local environmental, health and safety laws and other applicable laws and regulations and the costs associated therewith; our ability to execute on our strategies related to environmental, social, and governance matters, and achieve related goals and targets, including as a result of evolving standards, laws, regulations, processes, and assumptions, delayed scientific and technological developments, increased costs, and changes in carbon markets; and other risks and uncertainties, including those listed under Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, to be filed with the SEC, and in other filings we may make from time to time with the SEC. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expectations for fiscal year 2023, expectations related to customer demand, our book to bill ratio, pricing initiatives, supply chain challenges, inflation, material and labor availability, and general macroeconomic conditions, and expectations with respect to the integration and performance of our recent acquisitions, including the realization of expected synergies. Any forward-looking statements made in this press release speak only as of the date of this release. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise after the date of this release. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Revenue from product sales and services	$504,755	$425,991	$1,737,076	$1,464,429
Cost of product sales and services	(344,302)	(286,932)	(1,201,097)	(1,007,077)
Gross profit	$160,453	$139,059	$535,979	$457,352
General and administrative expense	(74,319)	(60,407)	(260,550)	(206,455)
Sales and marketing expense	(44,361)	(39,481)	(161,303)	(143,110)
Research and development expense	(4,382)	(3,516)	(15,442)	(13,445)
Total operating expenses	$(123,062)	$(103,404)	$(437,295)	$(363,010)
Other operating income, net	1,712	2,940	5,309	4,975
Income before interest expense and income taxes	$39,103	$38,595	$103,993	$99,317
Interest expense	(9,711)	(9,283)	(34,680)	(37,575)
Income before income taxes	$29,392	$29,312	$69,313	$61,742
Income tax benefit (expense)	11,926	(2,408)	3,030	(10,080)
Net income	$41,318	$26,904	$72,343	$51,662
Net income attributable to non‑controlling interest	—	46	145	180
Net income attributable to Evoqua Water Technologies Corp.	$41,318	$26,858	$72,198	$51,482
Basic income per common share	$0.34	$0.22	$0.60	$0.43
Diluted income per common share	$0.33	$0.22	$0.58	$0.42

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited)
	September 30, 2022	September 30, 2021
ASSETS
Current assets	$831,389	$678,458
Cash and cash equivalents	134,005	146,244
Receivables, net	305,712	277,995
Inventories, net	229,351	158,503
Contract assets	102,123	72,746
Other current assets	60,198	22,970
Property, plant, and equipment, net	405,289	374,988
Goodwill	473,572	407,376
Intangible assets, net	317,733	290,075
Operating lease right-of-use assets, net	53,540	45,521
Other non-current assets	109,340	72,473
Total assets	$2,190,863	$1,868,891
LIABILITIES AND EQUITY
Current liabilities	$483,716	$405,989
Accounts payable	213,518	164,535
Current portion of debt, net of deferred financing fees and discounts	17,266	12,775
Contract liabilities	62,439	55,883
Accrued expenses and other liabilities	178,272	160,367
Other current liabilities	12,221	12,429
Non-current liabilities	997,054	880,683
Long-term debt, net of deferred financing fees and discounts	863,534	730,430
Obligation under operating leases	43,961	37,935
Other non-current liabilities	89,559	112,318
Total liabilities	$1,480,770	$1,286,672
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 123,411 shares, outstanding 121,747 at September 30, 2022; issued 122,173 shares, outstanding 120,509 at September 30, 2021	$1,235	$1,223
Treasury stock: 1,664 shares at September 30, 2022 and 1,664 shares at September 30, 2021	(2,837)	(2,837)
Additional paid-in capital	607,748	582,052
Retained earnings (deficit)	61,016	(11,182)
Accumulated other comprehensive income, net of tax	42,931	11,415
Total Evoqua Water Technologies Corp. equity	$710,093	$580,671
Non-controlling interest	—	1,548
Total shareholders’ equity	$710,093	$582,219
Total liabilities and shareholders’ equity	$2,190,863	$1,868,891

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Year Ended September 30,
	2022	2021
Operating activities
Net income	$72,343	$51,662
Reconciliation of net income to cash flows provided by operating activities:
Depreciation and amortization	127,570	113,664
Amortization of deferred financing fees (includes $0 and $1,333 write off of deferred financing fees)	1,866	3,280
Deferred income taxes	(15,018)	(2,363)
Share-based compensation	22,104	15,524
(Gain) loss on sale of property, plant and equipment	(1,681)	1,287
(Gain) loss on sale of business	(193)	193
Foreign currency exchange losses (gains) on intercompany loans and other non-cash items	18,778	(1,094)
Changes in assets and liabilities	(44,367)	(3,448)
Net cash provided by operating activities	181,402	178,705
Investing activities
Purchase of property, plant, and equipment	(82,045)	(75,293)
Purchase of intangibles	(3,281)	(3,780)
Proceeds from sale of property, plant, and equipment	3,553	2,041
Proceeds from sale of business, net of cash of $0 and $0	356	897
Acquisitions, net of cash received $411 and $0	(229,277)	(21,037)
Net cash used in investing activities	(310,694)	(97,172)
Financing activities
Issuance of debt, net of deferred issuance costs	263,396	761,915
Repayment of debt	(127,667)	(898,024)
Repayment of finance lease obligation	(13,356)	(13,396)
Payment of earn-out related to previous acquisitions	—	(170)
Proceeds from issuance of common stock	9,556	21,205
Taxes paid related to net share settlements of share-based compensation awards	(6,281)	(1,323)
Distribution to non‑controlling interest	(100)	(551)
Net cash provided by (used in) financing activities	125,548	(130,344)
Effect of exchange rate changes on cash	(8,495)	2,054
Change in cash and cash equivalents	(12,239)	(46,757)
Cash and cash equivalents
Beginning of period	146,244	193,001
End of period	$134,005	$146,244

Revenue
Revenue is used by management to evaluate the performance of our business. Revenue growth is primarily related to organic and inorganic factors. Organic revenue growth, as a component of revenue growth, is defined as period over period revenue growth excluding (i) the impact from acquisitions and divestitures during the first 12 months following the closing of the acquisition or divestiture, which we refer to as inorganic impact, and (ii) the impact of foreign currency translation. Divestitures include sales of insignificant portions of our business that did not meet the criteria for classification as a discontinued operation. We exclude the effect of foreign currency translation from organic revenue growth because foreign currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends. We exclude the effect of acquisitions and divestitures during the first 12 months following the closing of the acquisition or divestiture because they can obscure underlying business trends and make comparisons of long-term performance difficult between the Company and its peers due to the varying nature, size, and number of transactions from period to period.
Components of our revenue growth for the three months ended and years ended September 30, 2022 and 2021 are as follows:

	Evoqua Water Technologies		Integrated Solutions and Services		Applied Product Technologies
(In millions)	$ Change	% Change	$ Change	% Change	$ Change	% Change
Three months ended September 30, 2020 total revenue	$383.9	n/a	$249.5	n/a	$134.4	n/a
Organic	36.4	9.5%	28.6	11.5%	7.8	5.8%
Inorganic	2.5	0.7%	2.5	1.0%	—	—%
Foreign currency translation	3.2	0.8%	0.8	0.3%	2.4	1.8%
Three months ended September 30, 2021 total revenue	$426.0	11.0%	$281.4	12.8%	$144.6	7.6%
Organic	37.0	8.7%	17.1	6.1%	19.9	13.7%
Inorganic	49.3	11.6%	49.3	17.5%	—	—%
Foreign currency translation	(7.5)	(1.8)%	(0.6)	(0.2)%	(6.9)	(4.7)%
Three months ended September 30, 2022 total revenue	$504.8	18.5%	$347.2	23.4%	$157.6	9.0%

	Evoqua Water Technologies		Integrated Solutions and Services		Applied Product Technologies
(In millions)	$ Change	% Change	$ Change	% Change	$ Change	% Change
Year ended September 30, 2020 total revenue	$1,429.5	n/a	$944.2	n/a	$485.3	n/a
Organic	23.1	1.6%	4.8	0.5%	18.3	3.8%
Inorganic	(6.3)	(0.4)%	8.1	0.9%	(14.4)	(3.0)%
Foreign currency translation	18.1	1.3%	2.8	0.3%	15.3	3.2%
Year ended September 30, 2021 total revenue	$1,464.4	2.4%	$959.9	1.7%	$504.5	4.0%
Organic	149.4	10.2%	88.4	9.2%	61.0	12.1%
Inorganic	137.1	9.4%	137.1	14.3%	—	—%
Foreign currency translation	(13.8)	(1.0)%	(0.9)	(0.1)%	(12.9)	(2.6)%
Year ended September 30, 2022 total revenue	$1,737.1	18.6%	$1,184.5	23.4%	$552.6	9.5%

Use of Non-GAAP Measures
The Company reports its financial results in accordance with GAAP. However, management believes that certain non-GAAP financial measures provide users of the Company's financial information with additional useful information in evaluating operating performance. We use the non-GAAP financial measures EBITDA and adjusted EBITDA in evaluating the strength and financial performance of our core business.
EBITDA and Adjusted EBITDA
EBITDA, which is a non-GAAP financial measure, is defined as net income (loss) before interest expense, income tax benefit (expense), and depreciation and amortization. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax benefit (expense), and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, share-based compensation, transaction costs, and other gains, losses and expenses that we believe do not directly reflect our underlying business operations.
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate and compare operating performance and value companies within our industry. Further, we believe it is helpful in highlighting trends in our operating results and provides greater clarity and comparability period over period to management and our investors regarding the operational impact of long-term strategic decisions relating to capital structure, the tax jurisdictions in which we operate and capital investments. In addition, adjusted EBITDA highlights true business performance by removing the impact of certain items that management believes do not directly reflect our underlying operations and provides investors with greater visibility into the ongoing organic drivers of our business performance.

Management uses adjusted EBITDA to supplement GAAP measures of performance as follows:

•to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;
•in our management incentive compensation, which is based in part on components of adjusted EBITDA;
•in certain calculations under our senior secured credit facilities, which use components of adjusted EBITDA;
•to evaluate the effectiveness of our business strategies;
•to make budgeting decisions; and
•to compare our performance against that of other peer companies using similar measures.
In addition to the above, our chief operating decision maker uses adjusted EBITDA of each reportable operating segment to evaluate the operating performance of such segments. Adjusted EBITDA on a segment basis is defined as earnings before depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. Adjusted EBITDA of the reportable operating segments do not include certain charges that are presented within corporate activities. These charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs and integration costs) and share-based compensation charges.
EBITDA and Adjusted EBITDA should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP. The financial results prepared in accordance with GAAP and the reconciliations from these results included below should be carefully evaluated. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, other companies in our industry or across different industries may calculate adjusted EBITDA differently.

The following is a reconciliation of our net income to EBITDA and adjusted EBITDA (unaudited):

	Three Months Ended September 30,			Year Ended September 30,
(In millions)	2022	2021	% Variance	2022	2021	% Variance
Net income	$41.3	$26.9	53.5%	$72.3	$51.7	39.8%
Income tax (benefit) expense	(11.9)	2.4	(595.8)%	(3.0)	10.1	(129.7)%
Interest expense	9.7	9.2	5.4%	34.7	37.5	(7.5)%
Operating profit	$39.1	$38.5	1.6%	$104.0	$99.3	4.7%
Depreciation and amortization	33.7	30.1	12.0%	127.6	113.7	12.2%
EBITDA	$72.8	$68.6	6.1%	$231.6	$213.0	8.7%
Restructuring and related business transformation costs(a)	1.3	2.3	(43.5)%	6.4	11.3	(43.4)%
Purchase accounting adjustment costs(b)	—	—	n/a	4.2	—	n/a
Share-based compensation(c)	6.3	5.9	6.8%	23.5	17.7	32.8%
Transaction costs(d)	3.1	—	n/a	8.1	1.6	406.3%
Other losses (gains) and expenses(e)	9.7	5.1	90.2%	23.9	7.3	227.4%
Adjusted EBITDA	$93.2	$81.9	13.8%	$297.7	$250.9	18.7%

(a)Restructuring and related business transformation costs
Adjusted EBITDA is calculated prior to considering certain restructuring or business transformation events. These events may occur over extended periods of time, and in some cases it is reasonably possible that they could reoccur in future periods based on reorganizations of the business, cost reduction or productivity improvement needs, or in response to economic conditions. For the periods presented such events include the following:
(i)Certain costs and expenses in connection with various restructuring initiatives, including severance and other employee-related costs, relocation and facility consolidation costs and third-party consultant costs to assist with these initiatives. This includes:
(A)amounts related to the Company’s restructuring initiatives to reduce the cost structure and rationalize location footprint following the sale of the Memcor product line;
(B)amounts related to the Company’s transition from a three-segment structure to a two-segment operating model designed to better serve the needs of customers worldwide; and
(C)amounts related to various other initiatives implemented to restructure and reorganize our business with the appropriate management team and cost structure.
(ii)Legal settlement costs and intellectual property related fees, including fees and settlement costs associated with legacy matters related to product warranty litigation on MEMCOR® products and certain discontinued products. Memcor ® is a trademark of Rohm & Haas Electronic Materials Singapore Pte. Ltd.
(iii)Expenses associated with our information technology and functional infrastructure transformation, including activities to optimize information technology systems and functional infrastructure processes.
(iv)Costs associated with the secondary public offering of common stock held by certain shareholders of the Company, as well as costs incurred by us in connection with establishment of our public company compliance structure and processes, including consultant costs.
(b)Purchase accounting adjustment costs
Adjusted EBITDA is calculated prior to considering adjustments for the effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of the acquisition of the Mar Cor

Business. See Note 4, “Acquisitions and Divestitures,” to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2022 for further detail.
(c)Share-based compensation
Adjusted EBITDA is calculated prior to considering share-based compensation expenses related to equity awards. See Note 18, “Share-Based Compensation,” to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2022 for further detail.
(d)Transaction costs
Adjusted EBITDA is calculated prior to considering transaction, integration and restructuring costs associated with business combinations because these costs are unique to each transaction and represent costs that were incurred as a result of the transaction decision. Integration and restructuring costs associated with a business combination may occur over several years and include, but are not limited to, consulting fees, legal fees, certain employee-related costs, facility consolidation and product rationalization costs and fair value changes associated with contingent consideration.
(e)Other losses (gains) and expenses
Adjusted EBITDA is calculated prior to considering certain other significant losses, (gains) and expenses. For the periods presented such events include the following:
(i)impact of foreign exchange gains and losses;
(ii)charges incurred by the Company related to product rationalization in its electro-chlorination business;
(iii)amounts related to the sale of the Memcor product line;
(iv)expenses incurred by the Company as a result of the COVID-19 pandemic, including additional charges for personal protective equipment, increased costs for facility sanitization and one-time payments to certain employees;
(v)legal fees incurred in excess of amounts covered by the Company’s insurance related to securities litigation and SEC investigation matters; and
(vi)loss on divestiture of the Lange product line.

Adjusted EBITDA on a segment basis is defined as earnings before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. We do not present net income on a segment basis because we do not allocate interest expense or income tax benefit (expense) to our segments, making operating profit the most comparable GAAP metric. The following is a reconciliation of our segment operating profit to our segment adjusted EBITDA:

	Three Months Ended September 30,				$ Variance		% Variance
	2022		2021
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Operating Profit	$52.3	$33.7	$52.4	$28.7	$(0.1)	$5.0	(0.2)%	17.4%
Depreciation and amortization	22.7	3.6	18.3	3.8	4.4	(0.2)	24.0%	(5.3)%
EBITDA	$75.0	$37.3	$70.7	$32.5	$4.3	$4.8	6.1%	14.8%
Restructuring and related business transformation costs(a)	1.0	0.4	0.4	0.7	0.6	(0.3)	150.0%	(42.9)%
Transaction costs(b)	1.6	—	(0.6)	(0.1)	2.2	0.1	(366.7)%	(100.0)%
Adjusted EBITDA	$77.6	$37.7	$70.5	$33.1	$7.1	$4.6	10.1%	13.9%
(a)Represents costs and expenses in connection with restructuring initiatives in the three months ended September 30, 2022 and 2021, respectively. Such expenses are primarily composed of severance, relocation and facility consolidation costs.
(b)Represents primarily costs associated with a change in the current estimate of certain acquisitions achieving their earn-out targets, as well as costs associated with the integration of acquisitions.
Contacts
Investors
Dan Brailer
Vice President, Investor Relations
Evoqua Water Technologies
Telephone: 724-720-1605
Email: dan.brailer@evoqua.com

Media
Sarah Brown
Director of Corporate Communications
Evoqua Water Technologies
Telephone: 506-454-5495
Email: sarah.brown@evoqua.com